Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

On March 1, 2006, Pinnacle Foods Group Inc. (“Pinnacle”) acquired substantially all the assets of the Armour food products division (the “Armour Business”) from The Dial Corporation (“Dial”).

The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 25, 2005 gives effect to the acquisition of the Armour Business under the purchase method of accounting as if it were acquired on December 27, 2004 (the first date of fiscal 2005) and combines the historical operating results of Pinnacle for the year ended December 25, 2005 with the historical operating results of the Armour Business for the twelve months ended December 31, 2005.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 26, 2006, gives effect to the acquisition of the Armour Business under the purchase method of accounting as if it were acquired on December 27, 2004 (the first date of fiscal 2005). The operating results combine the historical operating results of Pinnacle for the three months ended March 26, 2006, which include the results of the Armour Business from March 1, 2006 to March 26, 2006 with the historical operating results of the Armour Business for the two months ended February 28, 2006.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 26, 2006 is not required herein as the transaction was reflected in our March 26, 2006 Quarterly Report on Form 10-Q filed on May 10, 2006.

The Unaudited Pro Forma Condensed Consolidated Statements of Operations adjustments are based upon available information, the structure of the transactions and certain assumptions that we believe are reasonable under the circumstances. The unaudited Pro Forma Condensed Consolidated Statements of Operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have actually been reported had the acquisition of the Armour Business occurred as of December 27, 2004, or what results will be for any future period.

The preliminary allocation of the purchase price was based upon a preliminary estimated fair value of assets acquired, including fixed assets, inventory and tradenames, as well as assumed liabilities. The estimated fair values were determined by management. Our estimates and assumptions are subject to change upon the finalization of appraisals, purchase price adjustments, calculations of any assumed liabilities, finalization of severance and vacation pay arrangements and accounting for income taxes. In performing the preliminary purchase price allocation of acquired intangible assets, the Company considered its intention for future use of the assets, analyses of historical financial performance and estimates of future performance of Armour’s products, among other factors.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Pinnacle included in Pinnacle’s annual report on Form 10-K for the fiscal year ended December 25, 2005 and quarterly report on Form 10-Q for the quarter ended March 26, 2006 and the historical Statement of Assets Acquired and Liabilities Assumed, the Statement of Direct Revenues and Direct Operating Expenses and related footnotes of the Armour Business included herein. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the consolidated companies.

PINNACLE FOODS GROUP INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 25, 2005

	Historical
(In thousands)	Pinnacle	Armour	Adjustments		Pro forma total
Net sales	$1,255,735	$224,919	$—		$1,480,654

Costs and expenses
Cost of products sold	997,198	186,391	(468	)(2)	1,183,121
Marketing and selling expenses	101,159	—	7,353	(1)	108,512
Administrative expenses	40,242	—	500	(1)	40,742
Research and development expenses	3,625	—	524	(1)	4,149
Goodwill impairment	54,757	—	—		54,757
Other expense (income), net	31,836	8,377	(8,377	)(1)	31,836

Total costs and expenses	1,228,817	194,768	(468)		1,423,117

Earnings before interest and taxes	26,918	30,151	468		57,537
Interest expense	71,104	—	11,963	(3)	83,067
Interest income	584	—	—		584

(Loss) earnings before income taxes	(43,602)	30,151	(11,495)		(24,946)
(Benefit) provision for income taxes	(426)	—	3,112	(4)	2,686

Net (loss) earnings	$(43,176)	$30,151	$(14,607)		$(27,632)

PINNACLE FOODS GROUP INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 26, 2006

	Historical
(In thousands)	Pinnacle	Armour	Adjustments		Pro forma total
Net sales	$313,885	$29,794	$—		$343,679

Costs and expenses
Cost of products sold	253,893	24,989	(51	)(2)	278,831
Marketing and selling expenses	24,092	—	1,273	(1)	25,365
Administrative expenses	13,597	—	84	(1)	13,681
Research and development expenses	932	—	70	(1)	1,002
Other expense (income), net	1,710	1,427	(1,427	)(1)	1,710

Total costs and expenses	294,224	26,416	(51)		320,589

Earnings before interest and taxes	19,661	3,378	51		23,090
Interest expense	19,522	—	2,071	(3)	21,593
Interest income	139	—	—		139

Earnings before income taxes	278	3,378	(2,020)		1,636
Provision for income taxes	6,698	—	518	(4)	7,216

Net (loss) earnings	$(6,420)	$3,378	$(2,538)		$(5,580)

NOTES TO PINNACLE FOODS GROUP INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS)

Pinnacle unaudited pro forma statement of operations pro forma adjustments:

(1)	To conform account classifications with those of Pinnacle because Armour did not categorize their costs and expenses using the same line items as did Pinnacle.

(2)	Reflects the elimination of historical depreciation expense incurred by the Armour Business and reflects annual depreciation expense based on the preliminary allocation of the purchase price to the fair value of the assets acquired. Acquired fixed assets consist primarily of land, buildings, machinery and equipment with useful lives averaging 6 years.

	Year ended December 25, 2005	Three months ended March 26, 2006 (a)
Historical depreciation expense included by the Armour Business	$4,577	$762
Depreciation expense based on the preliminary allocation of the purchase price	4,109	711

Adjustment	$468	$51

a.	For the three months ended March 26, 2006, pro forma depreciation expense was calculated from the beginning of the year through the date of acquisition (March 1, 2006).

The pro forma adjustment to depreciation expense reflects the Company’s preliminary allocation of purchase price to the fair value of the tangible and intangible assets acquired. If the final allocation of the purchase price were to result in an increase in the fair value of the fixed assets of 10% (approximately $2,500), the Company estimates that depreciation expense would increase approximately $411 per year (based upon the weighted average estimated useful life (approximately 6 years) of such assets).

(3)	Increased interest expense is based upon the following pro forma amounts of debt giving effect to the financing of the acquisition of the Armour Business:

	Year ended December 25, 2005	Three months ended March 26, 2006
Term loan ($143,000 average borrowings at 8.0%)(a)(c)	$11,440	$1,980
Amortization of financing fees (b)	523	91

Pro forma interest expense	$11,963	$2,071

a.	Pursuant to the terms of the senior credit facility, the interest rates on the term loan bear interest at the Eurodollar rate + 3.25%. The assumed interest rates for the term loans and the revolving credit facility reflect the Eurodollar rate of 4.75%, the approximate average of the Eurodollar rate during all relevant periods. A change in the interest rate of one-eighth of one percent would change interest expense on the term loan by $179 annually.

b.	Deferred debt issuance costs are amortized on a straight-line basis over the life of the related debt. Total fees related to the debt issued in connection with Amendment No. 4 amounted to $2,474 with a weighted amortization period of 4.73 years. This resulted in annual amortization expense of $523 per year.

c.	For the three months ended March 26, 2006, pro forma interest expense was calculated from the beginning of the year through the date of acquisition (March 1, 2006).

(4)	Represents the income tax effect of the pro forma adjustments recorded and the application of Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, as it applies to business combinations. The tax position of the Company has been determined as if the acquisition of the Armour Business had occurred as of December 27, 2004. The provision for income taxes is an annual deferred charge of $3.1 million for the year ended December 25, 2005. The deferred income tax charges are related to the Company’s long-lived intangible assets that generate deferred tax liabilities, and the establishment of a full valuation allowance which has been recorded against the Company’s deferred tax assets.

(5)	As part of the preliminary purchase price allocation for the acquisition of the Armour Business, inventories were stepped up to fair value. The value of the inventories acquired was stepped up by $6,338, of which $2,028 was expensed in the three months ended March 26, 2006. Since all inventories are to be sold within one year, no adjustment has been made in this pro forma consolidated statement of operations.

(6)	Pro forma depreciation and amortization expense for Pinnacle was $43,197 and $9,997 for the year ended December 25, 2005 and three months ended March 26, 2006, respectively.

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